UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2005

LIBERTY STAR GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50071

(Commission File Number)

90-0175540

(IRS Employer Identification No.)

2766 N. Country Club Road, Tucson, Arizona 85716

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-721-1375

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On September 7, 2005 the Registrant announced that it has acquired an additional 476 Alaska State mining claims covering approximately 119 square miles at the Big Chunk Project. Further land has been staked over these magnetic, geochemical and IP (Induced Polaraization) anomalies. Geochemical sampling, IP, geophysical line surveying and diamond drilling continues during good weather. Overloads in logging and the commercial sample prep and assay labs are creating about a month lag in assay results.

As of the end of July, the Registrant has completed 84 miles of line surveying in preparation for IP surveying, 60 line miles of IP surveys, 146 miles of geochem sampling at 600 foot intervals taking 1,175 vegetation samples and has completed 5,857 feet of diamond core drilling in 15 holes. IP survey data can be analysed in about 36 hours and numerous IP anomalies have been identified. These are being drilled where they coincide with favourable magnetics and geochemistry. Numerous visible copper and some moly bearing intervals have been encountered along with porphyry intrusive rocks and porphyry style alteration zones.

Three blocks have been added and named. These are: Torrey Pines, covering 64 square miles, lying between Troon on the south and Baltusrol to the north; Pinehurst, covering 6 square miles, lying north of Pine Valley; and Bay Hill, covering 17 square miles, lying directly north of Pinehurst. Additionally 4 square miles have been added to Pumpkin Ridge and Black Diamond each, 10 square miles to Point Grey and 14 square miles to Baltusrol. These new blocks and additions to blocks cover geologic, aeromagnetic, IP and geochemical anomalies or combinations of all four types of anomalies. This enlarges the total contiguous Big Chunk claim block to approximately 1,718 Alaska State mining claims covering 421 square miles.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release dated September 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

/s/ James Briscoe

James Briscoe, President

Date: September 22, 2005